Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Sensus Healthcare, Inc. on Form S-3 [FILE NO. XXX-XXXX(1)] of our report dated March 10, 2017, with respect to our audits of the financial statements of Sensus Healthcare, Inc. as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015 appearing in the Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

West Palm Beach

November 6, 2017